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                                                  Exhibit 8.1


December 10, 1996

MOBILE GAS SERVICE CORPORATION
2828 Dauphin Street
Mobile, Alabama 36606

ENERGYSOUTH, INC.
2828 Dauphin Street
Mobile, Alabama 36606

Ladies and Gentlemen:

We have acted as counsel to Mobile Gas Service Corporation, an Alabama corporation ("Mobile Gas"), and EnergySouth, Inc., an Alabama corporation (the "Holding Company"), in connection with a planned corporate restructuring (the "Reorganization") in which Mobile Gas will become a subsidiary of the Holding Company, and the current holders of the outstanding shares of Mobile Gas Common Stock, par value $.01 per share ("Mobile Gas Common Stock"), will become holders of all the outstanding shares of the Holding Company's common
stock, par value $.01 per share ("Holding Company Common Stock").    The
Reorganization and related transactions are more fully described in the Form S-4 Registration Statement of the Holding Company filed with the Securities and Exchange Commission (the "Registration Statement"), to which this opinion is an exhibit, and in the Proxy Statement/ Prospectus(the "Prospectus")
comprising a part of the Registration Statement.    The Exchange will be
effected pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), attached as Exhibit A to the Prospectus, between Mobile Gas and the Holding Company. Capitalized terms used herein and not otherwise defined shall have the meanings specified in the Merger Agreement.

In connection with this opinion, we have assumed, with your consent, that (1) the Merger will be effected in accordance with the Merger Agreement and the laws of the State of Alabama and in the manner described in the Registration Statement, (2) all the provisions of the Merger Agreement will be complied with, (3) the Merger Agreement and the Prospectus describe the entire transaction and all related transactions, (4) the facts and representations made to us in a letter from the Holding Company dated December 10, 1997, executed by a duly appointed officer of the Holding Company, are true and correct, and (5) there will be no change in any of the facts or representations material to this opinion between the date of this opinion and the Effective Time.

Based upon and subject to the foregoing, we hereby confirm to you our opinion as set forth under the heading "Certain Federal Income Tax Consequences" in
the Prospectus, subject to the limitations set forth therein.    We hereby
consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Certain Federal Income Tax Consequences" in the Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Act.

Very truly yours,
Armbrecht, Jackson, DeMouy, Crowe, Holmes & Reeves, L.L.C.

By: /s/ J. Donald Hughes